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                                ARTICLES OF AMENDMENT
                                        TO THE
                  RESTATED ARTICLES OF INCORPORATION WITH AMENDMENTS
                                          OF
                              RECYCLING INDUSTRIES, INC.


          Pursuant to Section 7-106-102 of the Colorado Business Corporations Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:    The name of the Corporation is Recycling Industries, Inc.

SECOND: The text of the amendment determining the designations, preferences, limitations and relative rights of the Corporation's Series C Convertible Preferred Stock are contained in the attached Exhibit A.

THIRD: This amendment to the Articles of Incorporation was adopted on December 30, 1996.

FOURTH: The amendment was duly adopted by the board of directors, and, pursuant to C.R.S. Section 7-106-102(4), is effective without shareholder action.


          IN WITNESS WHEREOF, the undersigned hereby acknowledges under penalty of perjury that the execution of this instrument is undersigned's act and deed, that the undersigned has read these Articles of Amendment and all attachments thereto and knows the contents thereof and the facts stated therein are true.


                                       RECYCLING INDUSTRIES, INC.



                                       By:  /s/ THOMAS J. WIENS
                                           ------------------------------------
                                           Thomas J. Wiens, Chairman and
                                           Chief Executive Officer


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                                                                     EXHIBIT A

              DESIGNATIONS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS
                                        OF THE
                         SERIES C CONVERTIBLE PREFERRED STOCK
                                          OF
                              RECYCLING INDUSTRIES, INC.


     1. DESIGNATION AND AMOUNT. The distinctive designation of such series is "Convertible Preferred Stock, Series C" without par value (hereinafter in this Certificate called the "Series C Preferred Stock") of Recycling Industries, Inc., a Colorado corporation (the "Company"), and the number of shares constituting this series shall be 10,000.

     2.   CONVERSION RIGHTS.

          (a) RIGHT TO CONVERT. Each share of Series C Preferred Stock acquired by any holder may be converted, at the option of the holder thereof, at any time following April 30, 1997, without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of Common Stock $.001 par value per share, of the Company (the "Common Stock") as is determined by dividing (i) the sum of (a) $100 plus (b) the amount of all accrued dividends per share of Series C Preferred Stock being so converted by
(ii) the Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The "Conversion Price" shall be equal to the lesser of (i) 110% of the last sale price of the Common Stock on the day preceding the date of initial issuance of the Series C Preferred Stock or (ii) 73% of the average closing bid price of a share of Common Stock as reported on the Nasdaq National Market, or other national or regional securities exchange or automated quotation system upon which the Common Stock is listed and principally traded or, if the Common Stock is not listed on any exchange or quoted on the Nasdaq National Market, the average of the closing bid prices on the Nasdaq SmallCap Market or any other trading market in which quotes can be obtained) for the five consecutive trading days immediately preceding the date of the Conversion Notice (as defined in Section 2(b) hereof).

          (b) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Stock. If upon conversion of shares of Series C Preferred Stock held by a registered holder which are being converted, such registered holder would, but for the provisions of this
Section 2(b), receive a fraction of a share of Common Stock, then in lieu of the fractional share, the Company shall pay to the holder cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Series C Preferred Stock shall be entitled to convert the same into Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series C Preferred Stock, and shall give written notice (the "Conversion Notice") to the Company at such office that the holder elects to convert the same


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and shall state therein the holder's name or the name or names of its nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. The Company shall, as soon as practicable thereafter, but in any event within three business days of the date of its receipt of the Conversion Notice and the original certificate or certificates representing the shares of Series C Preferred Stock to be converted, issue and deliver or cause to be issued and delivered to such holder of Series C Preferred Stock, or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made on the date that the Company first receives the Conversion Notice, by telecopier or otherwise or, in the case of a mandatory conversion pursuant to Section 2(e) hereof, the second anniversary of original issuance of the Series C Preferred Stock, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the person or persons entitled to receive the shares of Common Stock issuable upon conversion does not deliver the original certificate or certificates representing the shares of Series C Preferred Stock to be converted within three business days after the Company first receives the Conversion Notice, the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall not be treated as the record holder or holders of such shares of Common Stock until three business days after such person or persons delivers to the Company the original certificates representing the shares of Series C Preferred Stock. Upon the conversion of any shares of Series C Preferred Stock, such shares shall be restored to the status of authorized but unissued shares of Preferred Stock and may be reissued by the Company at any time.

          (c) NOTICES OF RECORD DATE. In the event of (i) any declaration by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, any transfer of all or substantially all of the assets of the Company to any other company or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series C Preferred Stock at least 20 days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be declared for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution or winding up.

          (d)  STOCK DIVIDENDS; STOCK SPLITS; ETC.  If the Company shall
(i) take a record of holders of shares of the Common Stock for the purpose of determining the holders entitled



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to receive a dividend payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, (iii) combine the outstanding shares of Common Stock into a smaller number of shares or (iv) issue, by reclassification of the Common Stock, any other securities of the Company, then, in each such case, the Conversion Price then in effect shall be adjusted so that upon the conversion of each share of Series C Preferred Stock then outstanding the number of shares of Common Stock into which such shares of Series C Preferred Stock are convertible after the happening of any of the events described in clauses (i) through (iv) above shall be the number of such shares of Common Stock into which such shares of Series C Preferred Stock would have been converted if so converted immediately prior to the happening of such event or any record date with respect thereto.

          (e) AUTOMATIC MANDATORY CONVERSION. If not sooner converted, all outstanding shares of Series C Preferred Stock shall be subject to automatic mandatory conversion on the second anniversary of the date of original issuance thereof.

          (f) COMMON STOCK RESERVED. The Company shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of all of the then outstanding shares of Series C Preferred Stock.

     3. DIVIDEND RIGHTS OF SERIES C PREFERRED STOCK. Subject to the dividend provisions fixed by the Board for any series of Preferred Stock designated by the Board in the future, the holders of Series C Preferred Stock shall be entitled to receive dividends at the rate of eight percent per annum payable in shares of Common Stock except as otherwise provided in Section 6 below, out of any assets at the time legally available therefor.

     4. VOTING RIGHTS OF SERIES C PREFERRED STOCK. The holders of outstanding shares of Series C Preferred Stock shall not be entitled to vote on any matters submitted to the shareholders of the Company except as otherwise required by law, in which case every holder of Series C Preferred Stock shall be entitled to one vote for each such share of Series C Preferred Stock held of record on the applicable record date.

     5.   PREFERENCE ON LIQUIDATION.

          (a) The holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Common Stock or to the holders of any other class of Preferred Stock of the Company by reason of their ownership of such stock, the amount of (i) $100 per share for each share of Series C Preferred Stock then held by them, adjusted for any stock split, stock combination, stock distribution or stock dividend with respect to such shares and (ii) an amount equal to all declared but unpaid dividends on the Series C Preferred Stock as provided in Section 3 above.


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          (b)  After payment in full to (i) the holders of Series C Preferred
Stock of all amounts exclusively payable on or with respect to said shares pursuant to Section 5(a) above, and (ii) the holders of any class or series of Preferred Stock created or issued by the Company after the original issuance of the Series C Preferred Stock of all amounts exclusively payable on or with respect to any liquidation preference with respect to such shares of Preferred Stock, the holders of Common Stock shall be entitled to receive the remaining assets of the Company available for distribution upon the dissolution, liquidation or winding up of the Company. If the assets and funds available for distribution among the holders of the Common Stock and among the holders of the Series C Preferred Stock or of any other series of Preferred Stock ranking on a parity with the Common Stock with respect to this Section 5(b) as to the distribution of assets upon such dissolution, liquidation or winding up shall be insufficient to permit the payment to such holders of their full liquidation payments, then the entire remaining assets and funds of the Company legally available for such distribution shall be distributed ratably among such holders in proportion to their aggregate preferential amounts.

          (c) A consolidation or merger of the Company with or into another company or entity in a transaction involving the disposition of more than 50% of the voting power of the Company, or a sale of all or substantially all of the assets of the Company (a "Sale of the Company") shall be regarded as a dissolution, liquidation or winding up of the Company within the meaning of this
Section 5. The Company shall not consummate a Sale of the Company before the expiration of ten days after mailing written notice of the proposed Sale of the Company to the holders of record of the Series C Preferred Stock.

     6.   REDEMPTION RIGHTS.

          (a) In the event that the Company has issued 2,745,091 or more shares of Common Stock upon the conversion of shares of Series C Preferred Stock, the Company shall have the right to redeem the remaining outstanding shares of Series C Preferred Stock, in whole or in part, at a cash redemption price equal to the sum of (i) $136.90 per share, and (ii) the amount of all accrued but unpaid dividends with respect to the shares being redeemed (collectively, the "Cash Redemption Price"); provided, however, that the Company shall not be entitled to redeem any shares of Series C Preferred Stock unless it has given the holder of such shares written notice of such redemption (the "Redemption Notice") prior to the date that the holder submits a Conversion Notice with respect to such shares. If the Company delivers a timely Redemption Notice, the Cash Redemption Price will be paid to the holder of the shares to be redeemed, by certified or official bank check, within five business days after the date of the Redemption Notice, upon the surrender of the certificates representing the Series C Preferred Stock being redeemed; provided that the Company shall not be required to pay the Cash Redemption Price to a holder until the Company has received the certificate(s) of the Series C Preferred Stock being redeemed from the holder.



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